Exhibit 15.3

Our ref	MJL/665661-000001/10925477v1
Direct tel	+852 3690 7490
E-mail	michael.li@maplesandcalder.com

Lightinthebox Holding Co., Ltd.
Tower 2, Area D, Diantong Square
No. 7 Jiuxianqiao North Road
Chaoyang District
Beijing 100015
People’s Republic of China

30 March 2017

Dear Sir

LightInTheBox Holding Co., Ltd.

We have acted as legal advisors as to the laws of the Cayman Islands to LightInTheBox Holding Co., Ltd., an exempted limited liability company incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission of an annual report on Form 20-F for the year ended 31 December 2016.

We hereby consent to the reference of our name under the heading “Item 10. Additional Information E. Taxation — Cayman Islands Taxation” in the Form 20-F.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP